Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274666

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated November 2, 2023)

Mobile Infrastructure Corporation

Up to 37,156,865 Shares of Common Stock

Warrant to Purchase 2,553,192 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus, dated November 2, 2023 (the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 4, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees of

(A)	up to 37,156,865 shares of our common stock, par value $0.0001 per share (the “Common Stock”), consisting of:

(i)	3,937,246 shares of Common Stock issued as merger consideration to Color Up (as defined in the Prospectus) in connection with the consummation of the Merger (as defined in the Prospectus) based upon an implied equity consideration value of $10.00 per share; in 2021, Color Up purchased 2,624,831 shares of Legacy MIC Common Stock (as defined in the Prospectus) at a price per share of $11.75, which shares were exchanged in the Merger for the 3,937,246 shares of Common Stock for an effective price per share of approximately $7.83; as of the date of this prospectus supplement, Color Up beneficially owns approximately 37% of our Common Stock;

(ii)	up to 2,553,192 shares of Common Stock issuable upon the exercise of a warrant to purchase Common Stock (the “Warrant”) at an exercise price of $7.83 per share, owned by Color Up, which was initially a warrant to purchase 1,702,128 shares of Legacy MIC Common Stock at an exercise price of $11.75 per share, and which was assumed and converted into the Warrant in connection with the Merger;

(iii)	907,000 shares of Common Stock issued upon the conversion of Class A ordinary shares, par value $0.0001 per share, of Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (“FWAC”), in connection with the Domestication (as defined in the Prospectus) that were originally purchased by Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands limited liability company (“Sponsor”), in a private placement, which occurred simultaneously with the initial public offering of FWAC, at $10.00 per share for an aggregate purchase price of $9,070,000;

(iv)	2,020,000 shares of Common Stock issued upon the conversion of Class B ordinary shares, par value $0.0001 per share, of FWAC, in connection with the Domestication, originally purchased by the Sponsor for approximately $0.003 per share, comprised of (a) 1,900,000 shares of Common Stock held by the Sponsor and (b) 120,000 shares of Common Stock transferred by the Sponsor to four former directors of FWAC;

(v)	13,787,462 shares of Common Stock issuable upon the conversion of 46,000 shares of our Series 2 Convertible Preferred Stock, par value $0.0001 per share, upon the earlier to occur of (a) December 31, 2023 and (b) a change in control of us, purchased by the Preferred PIPE Investors (as defined in the Prospectus) for $1,000 per share for an aggregate purchase price of $46,000,000, inclusive of 1,253,404 shares of Common Stock issuable to the Preferred PIPE Investors upon the conversion of Dividends (as defined in the Prospectus), resulting in an effective purchase price of approximately $3.34 per share; and

(vi)	up to 13,951,965 shares of Common Stock issuable in the event of our election to issue shares of Common Stock in lieu of cash payments upon redemption of Common Units (as defined in the Prospectus); of such shares 11,242,635 shares of Common Stock are potentially issuable to Color Up at an effective purchase price of approximately $7.83 per share and 2,709,330 shares are potentially issuable to HSCP Strategic III, L.P., an entity controlled by Jeffrey B. Osher, a member of our Board, at an effective purchase price of approximately $7.38 per share; and

(B)	the Warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

Our Common Stock is listed on the NYSE American LLC under the symbol “BEEP.” On March 4, 2024, the closing price of our Common Stock was $3.60. The Warrant will not be listed for trading.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company.

See the section titled “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 5, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2024

MOBILE INFRASTRUCTURE CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-40415	98-1583957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 W. 4th Street Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 834-5110

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BEEP	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 1, 2024, Mobile Infrastructure Corporation (the “Company”) entered into that certain Third Amendment to Credit Agreement (the “Third Amendment”), by and among the Company, Mobile Infra Operating Company, LLC (the “Operating Company”), certain subsidiaries of the Operating Company (together with the Operating Company, the “Borrower”), and KeyBank National Association (“KeyBank”), amending that certain Credit Agreement, dated as of March 29, 2022, as amended by that certain First Amendment to Credit Agreement, dated as of November 17, 2022, and as further amended by that Waiver and Second Amendment to Credit Agreement, dated as of August 25, 2023 (collectively with the Third Amendment, the “Credit Agreement”), by and among the Borrower, the Company, KeyBank and the other financial institutions party thereto as lenders. Capitalized terms used but not defined in this Current Report on Form 8-K (this “Report”) have the meanings related thereto in the Credit Agreement.

Pursuant to the Third Amendment, the parties agreed to extend the maturity date of the Credit Agreement to a maximum maturity date of June 30, 2025, subject to certain interest rate adjustments after the first extended maturity date of October 1, 2024, and certain further interest rate adjustments after the second extended maturity date of April 1, 2025. In addition, pursuant to the Third Amendment, the Borrower is required to work diligently to refinance certain of its real property in Chicago, Illinois. The Third Amendment also requires the Borrower or the Company to prepay the Loans with the net proceeds of any Capital Events related to the Borrower, the Company or any of their respective subsidiaries. In addition, the Borrower agreed to maintain certain of its real property located in Clarksburg, West Virginia and Milwaukee, Wisconsin free and clear of any Liens other than encumbrances permitted under the Credit Agreement, and Mobile Infra Holdings, LLC, a subsidiary of the Operating Company, agreed to pledge all of its direct and indirect equity interests in the entities that own such property to KeyBank for the duration of the Credit Agreement.

The foregoing description of the Third Amendment is a summary only and is qualified in its entirety by reference to the full text of the Third Amendment, a copy of which is filed as Exhibit 10.1 to this Report and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Report relating to the Third Amendment is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1#	Third Amendment to Credit Agreement, dated as of March 1, 2024, by and among Mobile Infra Operating Company, LLC, certain subsidiaries of Mobile Infrastructure Corporation, as borrowers party thereto, Mobile Infrastructure Corporation, and KeyBank National Association, as administrative agent and lender

104	Cover Page Interactive Data file (embedded within the Inline XBRL document)

# Certain of the exhibits or schedules to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE INFRASTRUCTURE CORPORATION

Date: March 5, 2024	By:	/s/ Stephanie Hogue
	Name:	Stephanie Hogue
	Title:	Chief Financial Officer

Exhibit 10.1

Execution Version

third AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is dated as of March 1, 2024 by and among MOBILE INFRA OPERATING COMPANY, LLC, a Delaware limited liability company (the “Lead Borrower”), each Subsidiary Borrower (and together with Lead Borrower, individually and collectively, jointly and severally, the “Borrower”), Mobile Infrastructure Corporation, a Maryland corporation (“Parent”), and KEYBANK NATIONAL ASSOCIATION as administrative agent (the “Administrative Agent”), and the other financial institutions party hereto, as lenders (each a “Lender” and collectively, the “Lenders”).

A. The Borrower, the Administrative Agent and the Lenders are party to that certain Credit Agreement, dated as of March 29, 2022, as amended by that certain First Amendment to Credit Agreement, dated as of November 17, 2022 and that certain Waiver and Second Amendment to Credit Agreement, dated as of August 25, 2023 (the “Credit Agreement”, and as amended by this Agreement, the “Amended Credit Agreement”);

B. The Borrower has requested that the Administrative Agent and the Lenders agree, and the Administrative Agent and the Lenders have agreed, to extend the Maturity Date upon the terms and subject to the conditions set forth in this Agreement;

C. The Borrower and the Administrative Agent have agreed to make certain modifications to the Credit Agreement upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Credit Agreement Definitions . Unless otherwise expressly defined herein, capitalized terms used but not defined herein shall have the meaning given to such terms in the Amended Credit Agreement.

2. AMENDMENTS TO CREDIT AGREEMENT. Effective as of the Third Amendment Effective Date, the Credit Agreement is hereby amended as follows:

2.01. Section 1.01 of the Credit Agreement is hereby amended by amending and restating each of the following definitions in their entirety to read as follows:

“Applicable Rate” means, a rate per annum equal to:

(1) at any time from and after the Third Amendment Effective Date, prior to the First Extended Stated Maturity Date, (a) with respect to SOFR Loans, three percent (3.0%) and (b) with respect to ABR Loans, two percent (2.0%);

(2) at any time from the First Extended Stated Maturity Date until the Second Extended Stated Maturity Date, (a) with respect to SOFR Loans, three and one half percent (3.5%) and (b) with respect to ABR Loans, two and one half percent (2.5%); and

(3) at any time from the Second Extended Stated Maturity Date and thereafter, (a) with respect to SOFR Loans, four percent (4.0%) and (b) with respect to ABR Loans, three percent (3.0%).

“Collateral” means all property, tangible or intangible, real, personal or mixed, now or hereafter subject to the liens and security interests of the Loan Documents, or intended so to be, which Collateral shall secure the Obligations and the Hedging Obligations on a pari passu basis, including, without limitation, the Pool Properties pursuant to the Mortgages, all direct and indirect Equity Interests owned by the Equity Pledgor in the Fee Owners of the Clarksburg Property, Clybourn Property, and Milwaukee Old World Property, and the net proceeds from the sale or refinancing of the Streeter Property as specified in Section 2.03 below.

“Loan Documents” means this Agreement, the Notes, each Guaranty, the Financing Statements, each Mortgage, each Environmental Indemnity, each Pledge Agreement and all other instruments, agreements and written obligations executed and delivered by any of the Credit Parties in connection with the transactions contemplated hereby.

2.02. Section 1.01 of the Credit Agreement is hereby amended to add the following new defined terms in appropriate alphabetical order therein:

“Capital Events” has the meaning given to such term in Section 2.10(h).

“Clarksburg Property” means that certain Real Property located at 327-328 Washington Avenue, Clarksburg, WV 26301.

“Clybourn Property” means that certain Real Property located at 412 East Clybourn Street, Milwaukee, WI 53202.

“Equity Offering” means, any issuance and/or sale after the Third Amendment Effective Date by Parent, Lead Borrower, any Guarantor or any of their Subsidiaries of any Equity Interests or equity securities of such Person, including, without limitation, (a) any new preferred securities, (b) any conversion of equity interests or securities of any Subsidiary of Lead Borrower into equity interests in Lead Borrower or any of its Subsidiaries, and (c) any new common shares.

“Equity Pledgor” means Mobile Infra Holdings, LLC.

“First Extended Maturity Date” has the meaning assigned to such term in Section 2.19(a).

“Milwaukee Old World Property” means that certain Real Property located at 822 North Old World Third Street, Milwaukee, WI 53023.

“Pledge Agreement” means that certain Equity Interests Pledge and Security Agreement executed by the Equity Pledgor in favor of Administrative Agent.

“Second Extended Maturity Date” has the meaning assigned to such term in Section 2.19(a).

“Streeter Property” means that certain Real Property located at 322 East Illinois Street, Chicago, IL 60611.

“Third Amendment Effective Date” means March 1, 2024.

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2.03. Section 2.10 of the Credit Agreement is hereby amended to add new clauses (h) and (i) in appropriate numerical order as follows:

(h) From the Third Amendment Effective Date, except as explicitly set forth in Section 2.10(i) with respect to the Streeter Property, the Borrower, or the Parent on behalf of the Borrower, shall prepay the Loans in an amount equal to one hundred percent (100%) of the net proceeds from any capital event in respect of the Borrower or its assets, including any net proceeds (i) payable to any Credit Party generated by Equity Offerings by the Borrower, Parent, or any of their Subsidiaries, (ii) payable to any Credit Party or any of its Subsidiaries (after payment of usual and customary closing costs and expenses and repayment of any Indebtedness secured by such Real Property or Collateral) generated by the sale, finance, refinance or other recapitalization of any Real Property or other Collateral owned directly or indirectly by the Borrower, and (iii) payable to the Borrower, Parent, or any of their Subsidiaries (after payment of usual and customary closing costs and expenses) generated by the incurrence of any other Indebtedness (including any refinancings or replacements of existing Indebtedness) of the Borrower, Parent, or any of their Subsidiaries after the date hereof (the transactions contemplated in clauses (i) – (iii), collectively, “Capital Events”). Notwithstanding anything herein to the contrary, from the Third Amendment Effective Date, the Commitments shall be permanently reduced in accordance with Section 2.08(b) concurrently with, and in the same amount as, any prepayment of Loans under this Agreement, whether voluntary or a mandatory. The Credit Parties shall, and shall cause their Subsidiaries to, distribute to the Lead Borrower, promptly after receipt thereof, 100% of the net proceeds from any Capital Events with respect to their assets, which net proceeds shall be deposited into the Debt Service Reserve Account as additional collateral for the Loans pending application thereof pursuant to this Section 2.10(h). Lead Borrower hereby directs Agent to apply the net proceeds from any Capital Events so deposited into the Debt Service Reserve Account to prepay the Loans in accordance with this Section. Until applied to prepay the Loans in accordance with this Section, such cash collateral shall be, at all times, maintained in the Debt Service Reserve Account subject to the terms of Section 5.19.

(i) Concurrently with any sale or refinancing of the Streeter Property, the Borrower shall deposit cash collateral with the Administrative Agent, as additional collateral for the Loans, in an amount equal to one hundred percent (100%) of the net proceeds from the sale or refinancing of the Streeter Property. Such cash collateral shall be, at all times, maintained in the Debt Service Reserve Account subject to the terms of Section 5.19. For the avoidance of doubt, the failure of the Borrowers to deposit the net proceeds of the sale or refinancing of the Streeter Property into the Debt Service Reserve Account shall constitute an Event of Default under Section 7.01(a).

2.04. Section 2.12 of the Credit Agreement is hereby amended to delete clause (g) in its entirety.

2.05. Section 2.19(a) of the Credit Agreement is hereby amended by amending and restating it in its entirety to read as follows:

(a) So long as no Event of Default or Default shall be in existence on the date on which notice is given in accordance with the following clause (i) and on the then current Stated Maturity Date, Borrower may extend the Stated Maturity Date for additional six (6) month periods from the Stated Maturity Date then in effect on no more than two (2) occasions, first to October 1, 2024 (the “First Extended Stated Maturity Date”) then to April 1, 2025 (the “Second Extended Stated Maturity Date”), respectively for each such extension, and thereafter for (1) additional three (3) month period from the Stated Maturity Date then in effect to June 30, 2025, upon satisfaction of the following: (i) delivery of a written request to Administrative Agent at least sixty (60) days, but no more than one hundred twenty (120) days, prior to the Stated Maturity Date then in effect; (ii) payment to Administrative Agent for the benefit of the Lenders of the extension fee set forth in SECTION 2.11(d) for each extension option, which fee shall be payable on or before the then applicable Maturity Date; and (iii) payment by Borrower of all fees and expenses to Administrative Agent and the Lenders to the extent then due. Such extension shall be evidenced by delivery of written confirmation of the same by Administrative Agent to Borrower, but Administrative Agent’s failure to timely deliver the notice shall not affect Borrower’s right to extend so long as the conditions contained herein are satisfied.

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2.06. Section 2.19 of the Credit Agreement is hereby amended to add new clause (ix) in appropriate numerical order as follows:

(ix) the Borrower shall extend any applicable Hedging Agreement through each extended Stated Maturity Date at a strike rate sufficient to ensure compliance with all of the financial covenants set forth in Section 5.02 (as reasonably agreed by the Administrative Agent) hereof both on the date on which the extension request is given to the Administrative Agent and on the first day of the extension.

2.07. Section 5.19 is hereby amended by adding the following to add new clause (d) in appropriate numerical order as follows:

(d) Notwithstanding the foregoing, Lead Borrower shall deposit into the Debt Service Reserve Account (x) 100% of the net proceeds from any Capital Events in accordance with Section 2.10(h) and (y) concurrently with any sale or refinancing of the Streeter Property, cash collateral in accordance with Section 2.10(i). Such funds deposited into the Debt Service Reserve Account in accordance with Sections 2.10(h) and (i) shall not be considered when determining any Interest Shortfall under Section 5.19(b) or in the application of Section 5.19(c).

2.08. A new Section 5.21 is hereby added to the Credit Agreement in appropriate numerical order as follows:

Section 5.21 Streeter Property. Borrower shall work diligently to refinance the Streeter Property at all times from and after the Third Amendment Effective Date.

2.09. Section 6.05 of the Credit Agreement is hereby amended by adding the following phrase at the end thereof:

Without limitation to the foregoing, the Lead Borrower shall not make any Restricted Payment to holders of its Equity Interests of any proceeds from a Capital Event with respect to its assets or asset of any of its Subsidiaries or any Equity Offering unless it shall first make the prepayments required under Section 2.10(h) hereof.

2.10. Section 6.09 of the Credit Agreement is hereby amended by amending and restating clause (g) thereof in its entirety to read as follows:

and (g) with the prior written consent of the Administrative Agent in its sole discretion, Indebtedness that is recourse to the Parent (excluding the Obligations) in connection with secured Indebtedness of its Subsidiaries.

3. REPRESENTATIONS AND WARRANTIES . The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof:

3.01. The representations and warranties of Borrower and each other Credit Party contained in Article III of the Amended Credit Agreement or any other Loan Document, are true and correct in all material respects on and as of the Third Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of the Amended Credit Agreement, the representations and warranties contained in Section 3.04 of the Amended Credit Agreement shall be deemed to refer to the most-recent statements furnished pursuant to Section 5.01 of the Amended Credit Agreement;

3.02. No Default or Event of Default exists as of the Third Amendment Effective Date, or would result after giving effect to this Agreement; and

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3.03. This Agreement has been duly authorized, executed and delivered by Borrower so as to constitute the legal and binding obligation of Borrower, enforceable against it in accordance with its terms, subject to Debtor Relief Laws and equitable principles.

3.04. The Clarksburg Property, the Clybourn Property, and the Milwaukee Old World Property are and shall remain free and clear of any Liens other than Permitted Encumbrances.

4. CONDITIONS PRECEDENT. The effectiveness of this Agreement is subject to the conditions precedent that Administrative Agent shall have received the following (the date when such conditions shall have been satisfied or waived, the “Third Amendment Effective Date”):

4.01. Agreement. This Agreement, duly executed and delivered by Borrower, the Administrative Agent, and Lenders;

4.02. Authority. Evidence reasonably satisfactory to the Administrative Agent that the Borrower has taken all necessary action approving or consenting to entry into the transactions contemplated herein;

4.03. Equity Interests Pledge. A pledge of all direct and indirect Equity Interests owned by Mobile Infra Holdings, LLC (“Equity Pledgor”) in the Fee Owners of the Clarksburg Property, the Clybourn Property, and the Milwaukee Old World Property, duly executed and delivered by Equity Pledgor, in form and substance satisfactory to Administrative Agent.

4.04. Constituent Documents. A certificate from a responsible officer (not individually, but in his or her capacity as such officer) of Borrower certifying the organizational and authority documents of the Credit Parties, and certifying the resolutions being executed in connection herewith;

4.05. Compliance Certificate. A compliance certificate showing compliance with the financial covenants set forth in Section 5.02 of the Credit Agreement as of September 30, 2023, inclusive, and a Borrowing Base Report dated as of the date hereof after giving effect to the prepayment of the Loans on the date hereof;

4.07. Other Documents. The Borrower shall deliver to Administrative Agent all other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to this Agreement and the transactions contemplated herein, including, without limitation, uniform commercial code financing statements in respect of the additional Collateral being granted on the date hereof; and

4.08. Fees and Expenses. Payment to the Administrative Agent of all reasonable and documented out-of-pocket fees and expenses (including attorney’s fees and expenses), incurred by the Administrative Agent and the Lenders in connection with this Agreement.

5. NO OTHER AMENDMENTS; RATIFICATION OF LOAN DOCUMENTS. Except for the amendments set forth in Section 2 of this Agreement, (a) the Amended Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect and (b) nothing in this Agreement is intended, or shall be construed, to constitute a novation or an accord and satisfaction of Borrower’s or any Guarantor’s Obligations under or in connection with the Amended Credit Agreement or any other Loan Document. Borrower hereby ratifies, confirms and reaffirms all of the terms and conditions of the Amended Credit Agreement and each of the other Loan Documents to which it is party, and further acknowledges and agrees that all of the terms and conditions of the Amended Credit Agreement and such Loan Documents remain in full force and effect, in each case, except as expressly provided in this Agreement. This Agreement shall constitute a Loan Document for all purposes.

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6. MISCELLANEOUS.

6.01. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

6.02. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Amended Credit Agreement.

6.03. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

6.04. Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

6.05. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Remainder of Page Intentionally Left Blank
Signature Pages Follow.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LEAD BORROWER:

MOBILE INFRA OPERATING COMPANY, LLC, a Delaware limited liability company

By:	/s/ Manuel Chavez
Name:	Manuel Chavez
Title:	Director

Signature Page to

Acknowledgment and Confirmation

ADMINISTRATIVE AGENT:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Christopher T. Neil
Name:	Christopher T. Neil
Title:	Senior Banker

Signature Page to

Acknowledgment and Confirmation

acknowledgment and confirmation

Each of the undersigned, as Guarantors under the Credit Agreement, that certain Guaranty dated as of March 29, 2022 by the Parent and certain of its Subsidiaries (the “Guaranty”) and any other Loan Document to which any Guarantor is a party, hereby unconditionally and irrevocably: (a) consents to the execution and delivery of, and performance under, the Third Amendment to Credit Agreement dated as of March 1, 2024 to which this Acknowledgment and Confirmation is attached (the “Agreement”); (b) affirms its obligations under the Guaranty with respect to the indebtedness of the Borrower under the Credit Agreement as amended by the Agreement; and (c) agrees that the execution and delivery of the Agreement shall not operate to release, discharge, serve as a defense to, or in any way alter or amend the obligations of the undersigned under the Guaranty or other Loan Documents to which such Guarantor is a party. Each Guarantor hereby acknowledges and agrees that as of the date hereof, the Guaranty shall be deemed to incorporate all applicable terms and conditions of the Agreement.

MOBILE INFRASTRUCTURE CORPORATION (f/k/a FIFTH WALL ACQUISITION CORP. III), a Maryland corporation, successor by merger to Mobile Infrastructure Corporation, a Maryland corporation

By:	/s/ Manuel Chavez
Name:	Manuel Chavez
Title:	Chief Executive Officer

Signature Page to

Acknowledgment and Confirmation

MOBILE INFRA HOLDINGS, LLC, a Nevada limited liability company

By: Mobile Intermediate Holdings, LLC, its member and manager

By: Mobile Infra Operating Company, LLC, its member and manager

By:	/s/ Manuel Chavez
Name:	Manuel Chavez
Title:	Director

MOBILE INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company

By: Mobile Infra Operating Company, LLC, its member and manager

By:	/s/ Manuel Chavez
Name:	Manuel Chavez
Title:	Director

Signature Page to

Acknowledgment and Confirmation